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                                                                    EXHIBIT 99.1

                         [LOGO OF FISHER COMMUNICATIONS]




FOR IMMEDIATE RELEASE

CONTACT:  Christopher G. Wheeler of Fisher Communications, Inc.  206-404-6784



              FISHER ANNOUNCES INTENTION TO SELL REAL ESTATE ASSETS

SEATTLE, WASHINGTON--November 7, 2001--Fisher Communications, Inc. (NASDAQ:FSCI) announced today that it intends to sell the real estate assets held by its subsidiary, Fisher Properties Inc., in order to focus exclusively on its broadcasting and media businesses. Among the properties expected to be included in the sale are Fisher Business Center (Lynnwood), West Lake Union Center (Seattle), Fisher Industrial Park (Kent), Fisher Commerce Center (Kent), and Fisher Industrial Technology Center (Auburn).

Fisher Plaza, the company's digital hub and communications community, will not be included in the sale since it provides state-of-the-art infrastructure for Fisher's communications and media enterprises. The first phase of the facility was completed in mid-2000, and currently houses a variety of complementary information technology providers and related ventures, as well as Fisher-owned KOMO TV and media businesses. The second phase, which involves an adjacent 100,000 square foot high tech facility, is scheduled for completion in 2002.

In a meeting yesterday afternoon with Fisher Properties employees, Mark A. Weed, President & CEO of Fisher Properties Inc. told those in attendance that "the quality and operational expertise resident in our company and at our office and industrial facilities could provide significant value to the portfolios of potential buyers."

Fisher Communications President and CEO, William W. Krippaehne Jr., also present at the meeting, noted that "this proposed transaction is part of the ongoing restructuring of Fisher that includes a new company name reflecting our concentration on communications and media, the recent sale of the flour milling and food distribution businesses, a major reduction in expenses for 2002, and substantial changes in organizational structure." Krippaehne added, "In the final analysis, I believe our decision to sell these properties, though wrenching, is appropriate and timely."

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Fisher Communications, Inc. is a Seattle-based communications and media company focused on creating, aggregating, and distributing information and entertainment to a broad range of audiences. Its 12 network-affiliated television stations are located in the Northwest and Southeast, and its 26 radio stations broadcast in Washington, Oregon, and Montana. Other media operations include Fisher Entertainment, a program production and distribution business, as well as Fisher Pathways, a satellite and fiber transmission provider. Fisher also specializes in the design and operation of innovative communications properties, of which Fisher Plaza is the prime example.

                                      # # #

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as `aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets' or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, management's statements and expectations that the initiation of major expense reductions will be reflected in 2002. There are many risks and uncertainties that could cause actual results to differ materially from those predicted in our forward-looking statements--including factors that could prevent Fisher Communications, Inc. (the "Company," or "we") from selling all or part of the properties it intends to sell and having the initiation of major expense reductions reflected in 2002. Without limitation, these factors include the following: The softening of the economy in the Seattle area could adversely affect the Company's ability to sell all or a part of the properties intended for sale on attractive terms or not at all. The Company might scale back or stop entirely its expense reduction effort in light of other needs of the Company's business operations. For example and without limitation, the Company might scale back or stop entirely its expense reduction effort if (1) expense reductions began to unacceptably degrade our product, particularly the quality of our broadcasts or the quality of service we deliver to tenants in our real estate operations; (2) expense reductions began to otherwise unacceptably injure our ability to generate revenue (e.g., by losing key sales personnel); (3) expense reductions unacceptably damaged employee morale; (4) reallocation of responsibilities increased workloads to too great an extent; or (5) expense reduction initiative itself may increase certain cost, such as (and these are only examples and not meant to be exhaustive) severance agreements, the resolution of any disagreements with employees, and any outsourcing that management might decide is necessary or desirable. There are inherent difficulties in achieving expense reductions in a largely fixed-cost industry such as the communication and media sector. For example and without limitation, there are certain operating expenses that the Company does not itself directly control, such as the cost that the owners of syndicated programming charge for that programming and the cost of electricity. Other factors that could cause actual results to differ materially from those predicted in our forward-looking statements are set out in the Company's reports filed with the SEC, including its Annual Report on Form 10-K filed in March 14, 2001 and its Quarterly Report on Form 10-Q for the second quarter of 2001, filed on August 12, 2001.